Exhibit 10.20

SETTLEMENT AGREEMENT

This Settlement Agreement is entered into as of the 31st day of December, 2008 (“Effective Date”), by GPS Industries, Inc., a Nevada corporation having its principal place of business in Sarasota, Florida (“GPSI”) and Optimal Golf Solutions, Inc. (“OGSI”), on one hand, and Optimal I.P. Holdings, L.P., a Texas limited partnership having its principal place of business at 700 Lavaca, Ste 720, Austin, Texas 78701 (“Optimal”), Darryl Cornish (“Cornish”) and Charles Huston (“Huston”), on the other hand (collectively, Huston and Cornish referred to herein as “Sellers”).  All of the entities and individuals referenced above are referred to herein collectively as “the Parties.”

RECITALS

WHEREAS, pursuant to a Stock Purchase Agreement (as amended, the “Stock Purchase Agreement”), Cornish and Huston the (“Sellers”) sold all of the capital stock of OGSI to GPSI (the “Optimal Shares”) with the consideration for the purchase (the “Purchase Price”) being cash and the delivery of shares of the Common Stock of GPSI to be sold by the Sellers as provided in the Stock Purchase Agreement;

WHEREAS, a dispute has arisen over the obligations of GPSI with respect to the payment of the remaining Purchase Price due under the Stock Purchase Agreement;

WHEREAS, on July 7, 2008, the Sellers filed a lawsuit in the District Court of Travis County, Texas, 353 Judicial District alleging fraud/rescission of the Stock Purchase Agreement and breach of contract of the Stock Purchase Agreement by GPSI (the “Lawsuit”);

WHEREAS, the Sellers, Optimal, OGSI and GPSI now wish to enter into this Settlement Agreement in order to resolve all of the disputes between them with respect to the Stock Purchase Agreement by amending the Stock Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the Parties agree as follows:

1.            Defined Terms
1.1           All terms used in this Agreement but not defined shall have the meaning ascribed to such term in the Stock Purchase Agreement.

2.	AMENDMENT TO Stock Purchase Agreement

The Stock Purchase Agreement shall be amended by the addition of the following

2.1           The Parties acknowledge and agree that as of December 1, 2008 the current balance of the Minimum Purchase Price is $1,753,972 inclusive of $1,182,817 in principal (“Principal Balance”) and $571,155 in accrued interest (the “Interest Amount”).  The Principal Balance shall continue to accrue interest at the rate of 4.75% per annum per the terms of the Stock Purchase Agreement.  The Security Agreement of Nov. 19, 2004 shall remain in full force and effect.  Schedule A is attached showing the Minimum Purchase Price as of December 1, 2008.

2.2           The attached $270,000 Convertible Promissory Note (Exhibit A) represents the $270,000 ‘cash payment’ applied December 1, 2008 on Schedule A.  The Parties agree that upon execution of the Convertible Promissory Note, this ‘cash payment’ resolved any dispute concerning a cash payment shortfall relating to the Third Cash Payment. (See, Second Amendment to Stock Purchase Agreement).

2.3           GPSI has previously delivered to the Sellers 30,392,082 restricted shares of the Common Stock of GPSI (the “GPSI Tradable Shares”) as full payment for the Second Stock Payment.  (See, Second Amendment to Stock Purchase Agreement).  Promptly upon the consummation of the settlement as described below, the Sellers shall deliver to GPSI’s counsel any certificate(s) bearing a restrictive legend evidencing the GPSI Shares and GPSI shall instruct the transfer agent to deliver to the Sellers replacement certificates without any restrictive legend.

2.4           Within ten business days from the Effective Date, GPSI shall deliver to the Sellers 12,000,000 shares of restricted Common Stock of GPSI (the “Interest Shares”) as payment against the accrued Interest.  The payment amount shall be the net proceeds (gross sales minus selling costs and expenses) Sellers receive from the sale of any Interest Shares shall collectively be known as the “GPSI Shares”.

2.5           Minimum Sales.  Subject to Section 2.6 and 2.7 below, the Sellers shall sell a minimum number of GPSI Shares between the Effective Date and the third anniversary of the Effective Date (the “Sales Period”) as follows:

Year 1	0 shares
Year 2	5000 shares per trading day (per day averaged over a 5 day trading period)
Year 3	5000 shares per trading day (per day averaged over a 5 day trading period)

2.6           Maximum Sales.  During the Sales Period the Sellers, except as provided herein, will not directly or indirectly, without the prior written consent of GPSI, sell, offer, contract to sell, pledge, grant any option to purchase or otherwise dispose (collectively, a “Disposition”) the GPSI Shares (the “Lock-Up Shares”), at any time during the Sales Period.  The foregoing restriction is expressly agreed to preclude, among other Dispositions, the holder of the Lock-Up Shares from engaging in any hedging or other transaction with is designed to or reasonably expected to lead to or result in a Disposition of Lock-Up Shares during the Sales Period, even if such Lock-Up Shares would be disposed of by someone other than such holder.  Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Lock-Up Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Shares.  Notwithstanding the foregoing, during the Lock-Up Period, the Sellers shall be permitted to dispose of the Lock-Up shares as follows: (i) during any three-month period not more than the 2% of the outstanding shares of GPSI’s common stock, and (ii), in any case, not more than 8% of the daily trading volume on any one particular day using the average of the previous three trading days.  Notwithstanding the foregoing, the Sellers my transfer the Lock-Up Shares (i) as a bona fide gift or gifts, (ii) as a distribution to limited partners or shareholders of such person; provided, however, that in any such case it shall be a condition to the transferee execute an agreement stating that the transferee is receiving and holding the Lock-Up Shares subject to the provisions of this Settlement Agreement.  Any transferor transferring pursuant to the subsection (i) or (ii) above shall notify GPSI in writing prior to the transfer.  During the Sales Period, there shall be no further transfer of such Lock-Up Shares except in accordance with this Agreement.

2.7           If during the Sales Period GPSI’s trading volume is less than 70,000 per day averaged over a 5 day trading period, then, during such time, Sellers are no longer required to sell the Minimum Sales as defined in Paragraph 2.5.  If during the Sales Period GPSI’s trading volume is less than 5,000 per day averaged over a 10 day trading period, then the Sellers, acting jointly, may by written notice to GPSI accelerate the payment of the then current balance of the Minimum Purchase Price.  GPSI shall pay Sellers the then current balance of the Minimum Purchase Price within 10 business days of such written notice.

2.8           Within twenty business days from the end of the Sales Period, the Sellers, acting jointly, shall have the option by written notice to GPSI to (a) retain the then balance, if any, f the GPSI Shares in full satisfaction of all remaining obligations of GPSI to them with respect to the Minimum Purchase Price or, (b) return such balance, if any, (the “Remaining Shares”) in which case, within twenty business days from the receipt of the certificate evidencing the Remaining Shares, GPSI shall pay to the Sellers the then current balance of the Minimum Purchase Price, taking into account, since the Effective Date of this Settlement Agreement, any net proceeds (as defined in the Stock Purchase Agreement) from the sale of GPSI Shares and any cash payments made to Sellers by GPSI.  Failure of the Sellers to notify GPSI as to its election shall be deemed to be an election to retain the GPS Shares.

2.9           For avoidance of doubt, GPSI shall have no obligation to register for resale any of GPSI Shares and GPSI agrees that the GPSI Tradable Shares are now freely tradable by Sellers.

2.10         Section 8.4 of the Stock Purchase Agreement is amended as follows:

The phrase “Prior to Sellers receiving an aggregate cash consideration of $3,000,000 USD for their sale of the Shares,” in the first paragraph of section 8.4 shall be replaced with “Prior to Sellers receiving an aggregate cash consideration of $3,000,000 from either the sale of their Shares and/or from cash payments made by Purchaser to the Sellers subsequent to the Second Cash Payment,”

3.           FULL FORCE AND EFFECT

3.1           Full Force and Effect. Except as amended hereby, all terms and conditions of the Stock Purchase Agreement shall remain in force and effect.  In the event of a conflict between this Settlement Agreement and the Stock Purchase Agreement (as amended) the terms of this Settlement Agreement control.

4.           CONSUMMATION OF THE SETTLEMENT; DISMISSAL OF LAWSUIT

The consummation of the settlement is contingent on the execution of an agreement (the “Replacement Patent License Agreement”) between the Parties with respect to that certain arbitration proceeding relating to a dispute over Optimal’s rights under a Patent License Agreement dated November 19, 2004 between GPSI and Optimal.  Upon the Effective Date the Sellers shall dismiss without prejudice the Lawsuit.

5.           MISCELLANEOUS

5.1           Governing Law.  This Settlement Agreement shall be governed by the laws of the State of Texas.

5.2           Counterparts.  This Settlement Agreement may be executed in counterparts which, taken together, shall constitute one and the same agreement and shall be effective as of the Effective Date.

5.3           Severability.  If any provisions of the Settlement Agreement of the application of any such provision shall be held to be contrary to law, the remaining provisions of this Agreement shall continue in full force and effect.

5.4           No Admission.  This Settlement Agreement is for the sole purpose of settling the matters involved in the Texas State Court Litigation and this Settlement Agreement does not constitute, and is not evidence of, any admission by any of the Parties hereto of any wrongdoing or liability.

5.5           Entire Agreement.  This Settlement Agreement together with the Patent Settlement Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral.  This Settlement Agreement may not be altered or amended except by an instrument in writing executed by all of the Parties hereto.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Settlement Agreement, or has caused this Settlement Agreement, or has caused this Settlement Agreement to be duly executed on its respective behalf by its respective officer(s) thereunto duly authorized, as of the Effective Date.

Optimal IP Holdings, LP		GPS Industries, Inc.

By:	By:	/s/ David Chessler
Name:		Name: David Chessler
Title:		Title: Chief Executive Officer

Date:		Date:

Optimal Golf Solutions, Inc.

By:	/s/ David Chessler
Name: David Chessler
Title: Authorized Representative

Date:

Darryl Cornish	Charles Huston

Date:	Date: